                                                                   EXHIBIT 10.19

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of this 1st day of February 1999, is by and between U.S.A. Floral Products, Inc. ("USA Floral"), a Delaware corporation, and John T. Dickinson ("Employee").

                                   RECITALS

     USA Floral desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to continue employment with USA Floral, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                  AGREEMENTS

     1.   Employment; Term.  USA Floral hereby employs Employee to perform the
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duties described herein, and Employee hereby accepts employment with USA Floral, for a term beginning on the date indicated herein and continuing for a period of two years (the "Term").

     2.   Position and Duties.  USA Floral hereby employs Employee as President
          -------------------
of the Wholesale Division. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of the President of a Division. Employee will report directly to the Chief Executive Officer and the Board of Directors of USA Floral (the "Board"). Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of USA Floral. Employee shall faithfully adhere to, execute, and fulfill all policies established by USA Floral.

     3.   Compensation.  For all services rendered by Employee, USA Floral shall
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compensate Employee as follows:

     (a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be $225,000 per year, payable on a regular basis in accordance with USA Floral's standard payroll procedures, but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.
     (b) Incentive Bonus. During the Term, Employee shall be eligible to receive an incentive bonus up to the amount, based upon the criteria, and payable at such times as are, specified in Exhibit A attached hereto. The amount, manner of payment, and form of consideration, if any, shall be determined by the Board, in its sole and absolute discretion, and such determination shall be binding and final. To the extent that such bonus is to be determined in light of financial performance during a specified fiscal period and this Agreement commences on a date after the start of such fiscal period, any bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Employee's employment hereunder expires before the end of a fiscal period, and if Employee is eligible to receive a bonus at such time (such eligibility being subject to the restrictions set forth in Section 6 below), any bonus payable in respect of such fiscal period's results may be prorated.

     (c) Perquisites, Benefits, and Other Compensation. During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by USA Floral to its employees, subject to such changes, additions, or deletions as USA Floral may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board.

     4.   Expense Reimbursement.   USA Floral shall reimburse Employee for (or,
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at USA Floral's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with USA Floral's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

     5.   Place of Performance.  Employee understands that he may be requested
          --------------------
by USA Floral to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, USA Floral will provide Employee with a relocation allowance, in an amount determined by USA Floral, to assist Employee in covering the costs of moving himself, his immediate family, and their personal property and effects. The total amount and type of costs to be covered shall be determined by USA Floral, in light of prevailing USA Floral policy at the time.

     6.   Termination; Rights on Termination. Employee's employment may be
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terminated in any one of the followings ways, prior to the expiration of the
Term:

     (a) Death. The death of Employee shall immediately terminate the Term, and no Severance Compensation (as defined below) or other compensation shall be owed to Employee's estate.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the essential functions of his position, with or without reasonable accommodation, on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then 30 days after written notice to Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), USA Floral may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 6(f) below, if Employee's employment is terminated as a result of Employee's disability, USA Floral shall continue to pay Employee his base salary at the then-current rate for the lesser of (i) three months from the effective date of termination, or (ii) whatever time period is remaining under the then-current period of the Term (without regard to renewals thereof). Such payments shall be made in accordance with USA Floral's regular payroll cycle.

     (c) Termination by USA Floral "For Cause." USA Floral may terminate the Term 10 days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within 10 days of receipt by employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or USA Floral's policies and procedures, which actions continue for a period of at least 10 days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of USA Floral, and that in the judgment of USA Floral materially and adversely affects the operations or reputation of USA Floral; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in USA Floral's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

     (d) Without Cause. At any time after the commencement of employment, USA Floral may, without cause, terminate the Term and Employee's employment, effective 30 days after written notice is provided to Employee. Should
Employee be terminated by USA Floral without cause or in the event of a change of control in ownership (which shall be defined as a situation in which a controlling shareholder, other than a person or entity who is a shareholder as of the date of this Agreement, obtains more than 50% of the then outstanding shares of stock), Employee shall receive from USA Floral accelerated vesting of options to purchase shares of Common Stock then held by him, as well as his base salary plus benefits for 12 months. Payment of Employee's base salary shall be in accordance with USA Floral's current payroll practices.

     (e) Payment Through Termination. Upon termination of Employee's employment Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of USA Floral) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination by USA Floral under Section 6(b) or 6(d), Employee shall be entitled to receive incentive bonus compensation through the end of USA Floral's fiscal year in which termination occurs, calculated as if Employee had remained employed by USA Floral through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above and Exhibit A attached hereto. Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of USA Floral, and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

     (f) Right to Offset. In the event of any termination of Employee's employment under this Agreement, Employee shall have no obligation to seek other employment; provided, that in the event that Employee secures employment or any
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consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, USA Floral shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

     7.   Restriction on Competition.
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     (a)  During the Term, and thereafter, if Employee continues to be employed by USA Floral and/or any other entity owned by or affiliated with USA Floral on an "at will" basis, for the duration of such period, and thereafter for a period of two years, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, USA Floral, partnership, corporation, business, group, or other entity (each, a "Person"):

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with USA Floral including without limitation the importing, brokerage, shipping or marketing of floral products, or any business engaging in the consolidation of the floral industry within the United States of America (the "Territory");

          (ii) call upon any Person who is, at that time, within the Territory, an employee of USA Floral for the purpose or with the intent of enticing such employee away from or out of the employ of USA Floral;

          (iii) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of USA Floral within the Territory for the purpose of soliciting or selling products or services in direct competition with USA Floral within the Territory; or

          (iv) on Employee's own behalf or on behalf of any competitor, call upon any Person that, during Employee's employment by USA Floral was either called upon by USA Floral as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by USA Floral.

     (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association;
(II) engaging in any activity to which USA Floral shall have provided its prior written consent; or (iii) maintaining his position with the Meadow Flower, S.A., rose farm, located in Ecuador.

     (c) It is further agreed that, in the event that Employee shall cease to be employed by USA Floral and enters into a business or pursues other activities that, at such time, are not in competition with USA Floral, Employee shall not be chargeable with a violation of this Section 7 if USA Floral subsequently enters the same (or a similar) competitive business or activity. In addition, if Employee has no actual knowledge that his actions violate the terms of this
Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by USA Floral of such breach, Employee ceases the prohibited actions.

     (d) For purposes of this Section 7, references to "USA Floral" shall mean U.S.A. Floral Products, Inc., together with its subsidiaries and affiliates.

     (e) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (f) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against USA Floral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USA Floral of such covenants; provided, that upon
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the failure of USA Floral to make any payments required under this Agreement,
Employee may, upon 30 days' prior written notice to USA Floral, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of two years stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

     (g) If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from USA Floral his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

     (h)  Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of USA Floral, and their respective officers, directors, employees, and stockholders. It is further agreed that USA Floral and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of USA Floral throughout the term of these covenants.

     8.   Confidential Information.  Employee hereby agrees to hold in strict
          ------------------------
confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to USA Floral (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by USA Floral. It is agreed that the Confidential Information is confidential and proprietary to USA Floral because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of USA Floral's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee;

provided, that in the case of clauses (b) or (c), Employee shall give USA Floral
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reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit USA Floral to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

     9.   Inventions.  Employee shall disclose promptly to USA Floral any and
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all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of USA Floral and that Employee conceives as a result of his employment by USA Floral, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to USA Floral or its nominee. Whenever requested to do so by USA Floral, Employee shall execute any and all applications, assignments, or other instruments that USA Floral shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect USA Floral's interest therein.

     10.  Return of USA Floral Property.  Promptly upon termination of
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Employee's employment by USA Floral for any reason or no reason, Employee or
Employee's personal representative shall return to USA Floral (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of USA Floral, or their respective representatives, vendors, or customers that pertain to the business of USA Floral, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of USA Floral. Employee shall not retain or cause to be retained any copies of the foregoing.

Employee hereby agrees that all of the foregoing shall be and remain the property of USA Floral, as the case may be, and be subject at all times to their discretion and control.

     11.  No Prior Agreements.  Employee hereby represents and warrants to USA
          -------------------
Floral that the execution of this Agreement by Employee, his employment by USA Floral, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless USA Floral and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against USA Floral or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with USA Floral, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and USA Floral, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

     12.  Assignment; Binding Effect.  Employee understands that he has been
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selected for employment by USA Floral on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by USA Floral without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of USA Floral other than USA Floral, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "USA Floral" in this Agreement shall be deemed to refer to such new employer. If USA Floral is merged with or into another subsidiary or affiliate of USA Floral, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "USA Floral" shall be deemed to refer to such surviving or successor entity.

     13.  Complete Agreement; Waiver; Amendment.  This Agreement is not a
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promise of future employment.  Employee has no oral representations, understandings, or agreements with USA Floral or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between USA Floral and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of USA Floral and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

     14.  Notice.  Whenever any notice is required hereunder, it shall be given
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in writing addressed as follows:

          To USA Floral:



                              U.S.A. Floral Products, Inc.
                              1025 Thomas Jefferson Street, N.W.
                              Suite 300 East
                              Washington, DC 20007
                              Attention: Robert J. Poirier

To Employee:             John T. Dickinson
                         18 Wheeler Road
                         Lincoln, MA 01773


Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 14.

     15.  Severability; Headings.  If any portion of this Agreement is held
          ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     16.  Equitable Remedy.  Because of the difficulty of measuring economic
          ----------------
losses to USA Floral as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to USA Floral for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to USA Floral at law or in equity, USA Floral shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     17.  Arbitration.  Any unresolved dispute or controversy arising under or
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in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgement may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by USA Floral. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the principal office of USA Floral is located. Notwithstanding the foregoing, USA Floral shall be entitled to seek injunctive or other eguitable relief, as contemplated by
Section 16 above, from any court of competent jurisdiction, without the need to resort to arbitration.

     18.  Governing Law. This agreement shall in all respects be construed
          -------------
according to the laws of the State of Delaware, without regard to its conflict of laws principals.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date written above.

                                       USA FLORAL PRODUCTS,INC.


                                       By: /s/ Robert J. Poirier
                                          Name:
                                          Title:

EMPLOYEE:


/S/  John T. Dickinson
   ----------------------

                                   EXHIBIT A
                                   ---------


Effective February 1, 1999, under USAFP's Incentive Bonus Plan, Employee will be eligible to earn up to 75% of Employee's base salary in bonus compensation, payable out of a bonus pool determined by the Board of Directors of USAFP or a compensation committee thereof, in their sole discretion, and payable in the form of cash, stock options, or other non-cash awards, in such proportions, and in such forms, as are determined in the sole discretion by the Board of Directors of USAFP or a compensation committee thereof. Employee's prior employment contract shall govern for year 1999.